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                                                                       EXHIBIT 5



                            BAY VENTURE COUNSEL, LLP
                                Attorneys at Law
                           Lake Merritt Plaza Building
                        1999 Harrison Street, Suite 1300
                            Oakland, California 94612
                            Telephone (510) 273-8750
                            Facsimile (510) 834-7440

                                                                   July 28, 2000


Nogatech, Inc.
5201 Great America Parkway
Santa Clara, California 95054

RE:      REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

As outside counsel to Nogatech, Inc, a Delaware corporation (the "Company"), we have been asked by the Company to review the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the "Commission") on, or about, July 28, 2000 (the "Registration Statement"). This is in connection with the registration under the Securities Act of 1933, as amended, of 5,296,514 shares of the Company's Common Stock (the "Shares"), outstanding or reserved for issuance pursuant to the 1999 Stock Option Plan, 2000 Equity Incentive Plan and Amended and Restated 2000 Employee Stock Purchase Plan (collectively the "Plans").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act"). As your outside counsel, we have examined the proceedings and such other documents as we have deemed necessary relating to the issuance of 5,296,514 Plan Shares.

In rendering this opinion, we have assumed, without investigation, the genuineness of all signatures; the correctness of all certificates; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies; and the accuracy and completeness of all records made available to us by, or on behalf of, the Company. In addition, we have assumed, without investigation, the accuracy of the representations and statements as to factual matters made by the Company, its officers and employees, and public officials. Nothing has come to our attention, however, which would lead us to question the accuracy or completeness of such representations, warranties or statements.

In rendering the opinion hereinafter expressed, we have examined and relied upon such documents and instruments as we have deemed necessary and appropriate. It is our opinion that the Shares when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

We are admitted to practice law only in the State of California, and we express no opinion concerning any law other than the law of the State of California. This opinion is intended solely for your benefit and is not to be relied upon

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by any other person, firm, or entity without our prior written consent.

We consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                              Very truly yours,

                                              /s/ Bay Venture Counsel, LLP

                                              BAY VENTURE COUNSEL, LLP